KongZhong Corporation Announces Management Change

Beijing, China, December 14, 2007 - KongZhong Corporation (NASDAQ: KONG), one of China's leading providers of wireless value-added services and a wireless media company providing news, content, community and mobile advertising services through its wireless Internet sites, today announced that Senior Vice President, Hai Qi, will resign from the Company to pursue other interests, effective February 29, 2008. Mr. Qi has led KongZhong’s sales function since 2004.

Yunfan Zhou, KongZhong's Chairman and Chief Executive Officer, said, '' On behalf of the company, I would like to express our sincere gratitude for Hai Qi’s contribution to KongZhong over the past three years. Hai Qi has done a great job in our business development and mobile advertising sales. We respect his decision to move on and seek new opportunities, and wish him all the best.''

Mr. Qi remarked, ''It has been a valuable and pleasant experience working at KongZhong, and it is a difficult decision for me to leave this terrific company. I will do everything I can in the coming months to ensure a smooth transition. I would like to thank Yunfan, Nick Yang, and everyone else at the company for their support and wish everyone all the best.”

Nick Yang, KongZhong’s President, will continue to lead the mobile advertising sales business and will search for senior talents for that team.

About KongZhong:
KongZhong Corporation is one of China’s leading providers of wireless value-added services and a wireless media company providing news, contents, community and mobile advertising services through its wireless Internet sites. The Company delivers wireless value-added services to consumers in China through multiple technology platforms including wireless application protocol (WAP), multimedia messaging service (MMS), JAVATM, short messaging service (SMS), interactive voice response (IVR), and color ring-back tone (CRBT). The Company also operates three wireless Internet sites, Kong.net ,Ko.cn and cn.NBA.com, which enable users to access media, entertainment and community content directly from their mobile phones.

Safe Harbor Statement
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, without limitation, statements regarding trends in the wireless value-added services, wireless Internet and mobile advertising industries and our future results of operations, financial condition and business prospects. Although such statements are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on them. These statements involve risks and uncertainties, and actual market trends and our results may differ materially from those expressed or implied in these forward looking statements for a variety of reasons. Potential risks and uncertainties include, but are not limited to, continued competitive pressure in China’s wireless value-added services, wireless Internet and mobile advertising industries and the effect of such pressure on prices; unpredictable changes in technology, consumer demand and usage preferences in this market; the state of and any change in our relationship with China’s telecommunications operators; our dependence on the billing systems of telecommunications operators for our performance; changes in the regulations or policies of the Ministry of Information Industry and other relevant government authorities; and changes in political, economic, legal and social conditions in China, including the Chinese government’s policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into China’s telecommunications market. For additional discussion of these risks and uncertainties and other factors, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.

KongZhong Contacts

Investor Contact:	Media Contact:
Sam Sun	Xiaohu Wang
Chief Financial Officer	Manager
Tel.: +86 10 8857 6000	Tel: +86 10 8857 6000
Fax: +86 10 8857 5891	Fax: +86 10 8857 5900
E-mail : ir@kongzhong.com	E-mail: xiaohu@kongzhong.com